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                                  UNITED STATES
                       SECURlTIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934
                                (Amendment No.1)*

                           Roebling Financial Corp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, Par Value $.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  775004104
  -----------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following boxthe appropriate box to designate the rule pursuant to which this Schedule is filed:

        -- Rule 13d-1(b)

         X Rule 13d-1(c)
        --

        -- Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP NO. 775004104
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Lance S. Gad
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   USA
--------------------------------------------------------------------------------
                           5  SOLE VOTING POWER
NUMBER OF                           131,122
                  --------------------------------------------------------------
SHARES

BENEFICIALLY               6  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           7 SOLE DISPOSITIVE POWER
                                    131,122
PERSON   -----------------------------------------------------------------------

WITH                       8 SHARED DISPOSITIVE POWER

                  --------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     131,122
--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES.(See Instructions.)                                          / /
--------------------------------------------------------------------------------

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  7.77%
--------------------------------------------------------------------------------

12 TYPE OF REPORTING PERSON* IN (See Instructions.)
--------------------------------------------------------------------------------

Item 1

a        Roebling Financial Corp, Inc.
b        Route 130 South and Delaware Avenue
         Roebling, New Jersey 08554
Item 2

a         Name of Person Filing
          Lance S. Gad

b        Address of Principal Business Office or, if none, Residence
         1250 Fence Row Drive
         Fairfield, CT 06824
c        Citizenship
         U.S.A.
d        Title of Class of Securities
         Common Stock, par value $.10 per share
e        CUSIP Number
         775004104

Item 3

N/A

Item 4

a        Amount Beneficially Owned  131,122 shares

b        Percent of Class 7.77%

c        Number of shares as to which such person has:

         i        sole power to vote or to direct the vote 131,122 shares
         ii       shared power to vote or to direct the vote N/A
         iii      sole power to dispose or to direct the disposition of 131,122 shares
         iv       shared power to dispose or to direct the disposition of N/A

Item 5            N/A

Item 6            N/A

Item 7            N/A

Item 8            N/A

Item 10  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                       Date:   February 7, 2005

                                                                ss/Lance S. Gad
                                                        Lance S. Gad, Principal